Exhibit 10.3
EXECUTION VERSION

AGREEMENT AND RELEASE

This AGREEMENT AND RELEASE (“Release Agreement”) is made and entered into as of June 28, 2010, by and among ADVANCE DISPLAY TECHNOLOGIES, INC., a Colorado corporation (“Company”) and DEGEORGE HOLDINGS THREE, LLC, a Delaware limited liability company (“Lender”).

Recitals

WHEREAS, Lender is the holder of debt (the “Debt”) owed by Company under that certain Senior Secured Revolving Loan Agreement dated as of November 6, 2008, as amended by that certain First Amendment to Senior Secured Revolving Credit Agreement, dated as of June 15, 2009 (as further amended, modified or supplemented, the “Loan Agreement”); capitalized terms used herein but not defined herein have the meaning ascribed to such term in the Loan Agreement;

WHEREAS, Company, Lender and ADTI Media, LLC, a Delaware limited liability company and wholly-owned subsidiary of Lender (“Assignee”) are entering into an Agreement to Accept Collateral in Partial Satisfaction of Obligations (Strict Foreclosure) (the “Foreclosure”), of even date herewith (the “Strict Foreclosure Agreement”), providing for Lender’s acceptance of the Transferred Assets (as defined in the Strict Foreclosure Agreement) in partial satisfaction of the Obligations owing to it under the Loan Documents, and the transfer of such Transferred Assets by Company to Assignee in connection therewith; and

WHEREAS, the Lender desires to (i) forgive the aggregate amount of interest outstanding under the Loan Documents as of the date hereof, (ii) reduce the interest rate currently applicable under the Loan Documents to the Applicable Federal Rate in existence at the time that the relevant Loan Documents are amended to reflect such change, and (iii) to undertake certain other actions in exchange for the release provided herein.

NOW THEREFORE, in exchange for the consideration recited in this agreement the sufficiency of which is hereby acknowledged by Company and Lender, each hereby agree and covenant as follows:

Covenants

1.           Effective Date.  This Release Agreement will be effective upon the date first set above.

2.           Consideration for the Release.  (a) In consideration of this Release Agreement and Company’s full and complete release of any claims or potential claims described herein, Lender hereby agrees to:

(A) forgive the aggregate amount of all outstanding interest under the Loan Documents through the date hereof in the amount of One Million Two Hundred Twenty Thousand Three Hundred Twenty Six Dollars and Fifty Six Cents ($1,220,326.56);

(B) via amendments to the applicable Loan Documents to be entered into at a later date, (i) reduce the interest rate applicable under such Loan Documents to match the relevant Applicable Federal Rate at the time such amendments become effective (the “Amended Rate”), which such Amended Rate will be applicable retroactively to June 29, 2010 and (ii) delete all references to the Default Rate therein.

(C) reimburse Company for all reasonable costs and expenses that Company incurs in connection with Company’s contemplated “deregistering” transaction (the “Deregistering Transaction”), including but not limited to (i) the salary and benefits of the Company’s sole remaining employee, Matthew W. Shankle, and (ii) the legal fees and other administrative expenses incurred by Company in the Deregistering Transaction; and

(D) cause Assignee to pay Company for the benefit of its stockholders a royalty payment (a “Royalty Payment”) equal to twenty percent (20%) of the Revenues generated by Assignee from the Transferred Assets in each of the Assignee’s 2011, 2012 and 2013 fiscal years.

(b)  The following terms apply to the making of Royalty Payments by the Assignee:

(i)  A Royalty Payment will be made to Company within thirty (30) days after completion of the audited financial statements of Assignee with respect to its 2011, 2012 and 2013 fiscal years.   Any Royalty Payments made to the Company shall be used first to pay Lender the remaining amount owed to it under the Loan Documents, including all accrued and unpaid interest and fees thereon.

(ii)  If, after making the payment to Lender in accordance with (i) above, Company makes any distribution of funds, property or other consideration to any stockholder after the date hereof, whether as a dividend, the proceeds of liquidation or otherwise (a “Distribution”) and irrespective of whether such Distribution constitutes part of or is derived from, directly or indirectly, a Royalty Payment hereunder, Company will require that such stockholder, as a condition to receiving such Distribution, provide to the Lender Parties (as defined below) a written release containing substantially the same language set forth in Section 5 hereof.

For purposes of this Release Agreement, (1) the matters set forth in Section 2(a) above are collectively referred to as the “Consideration” and (2) “Revenues” shall, for any period, be determined in accordance with GAAP, even if Assignee uses cash basis or income tax accounting in preparing its own financial statements.

3.           Release by Company & Covenant Not to Sue.  In exchange for the Consideration and Lender’s release provided herein, Company on behalf of itself and any and all of its respective affiliates and subsidiaries and any and all directors, general and limited partners, members, shareholders, officers, executives, employees, principals, representatives, trustees, agents, attorneys, advisors, executors, heirs, successors and assigns, past and present of any and all of the foregoing, including without limitation, each of the current and former officers and directors, hereby does, as of the date set forth below, unconditionally, fully and irrevocably waive, remise, release, acquit, satisfy and forever discharge Lender and Lawrence F. DeGeorge (“DeGeorge”) and any and all of their respective affiliates (including, but not limited to, Assignee), subsidiaries, officers, directors, general and limited partners, members, shareholders, executives, employees, principals, representatives, trustees, agents, attorneys, advisors, executors, heirs, successors and assigns, past and present of any and all of the foregoing (collectively, the “Lender Parties”), from and against any and all manner of rights, claims, judgments, demands, actions, causes of action, controversies, losses, obligations, contracts, covenants, agreements, promises, damages, costs, expenses and liabilities of every kind and nature whatsoever at law or in equity, suspected or claimed, known or unknown and whether or not discoverable, including but not limited to, all damages, suits of whatever kind or nature, whether asserted individually, collectively, or in a representative capacity, directly, derivatively, vicariously, indirectly, by operation of law or otherwise, whether suspected or claimed, known or unknown, which Company ever may have had, currently has, or hereafter may have against any Lender Party arising out of or in any way relating to (i) the Lender Parties’ various equity and debt investments in Company, including, but not limited to, the amounts loaned to Company pursuant to the Loan Documents, (ii) Lender’s declaration of a default under the Loan Documents and the resulting Foreclosure on certain of Company’s assets, or any other matter related to any of the Loan Documents or the Strict Foreclosure Agreement, and (iii) DeGeorge’s service as a member of Company’s Board of Directors.  Without in any way limiting the generality of the foregoing release, Company covenants not to sue any of the Lender Parties with respect to any of the aforementioned released claims.

4.           Release by Lender Parties & Covenant Not to Sue.  In exchange for Company’s release provided herein, each Lender Party, jointly and severally shall and hereby does, as of the date set forth below, unconditionally, fully and irrevocably waive, remise, release, acquit, satisfy and forever discharge Company from and against any and all manner of rights, claims, judgments, demands, actions, causes of action, controversies, losses, obligations, contracts, covenants, agreements, promises, damages, costs, expenses and liabilities of every kind and nature whatsoever at law or in equity, suspected or claimed, known or unknown and whether or not discoverable, including but not limited to, all damages, suits of whatever kind or nature, whether asserted individually, collectively, or in a representative capacity, directly, derivatively, vicariously, indirectly, by operation of law or otherwise, whether suspected or claimed, known or unknown, which any Lender Party ever may have had, currently has, or hereafter may have against Company, arising out of or in any way relating to (i) the Debt, (ii) the Loan Agreement (iii) the Strict Foreclosure Agreement and (iv) the other Loan Documents (as defined in the Loan Agreement).  Without in any way limiting the generality of the foregoing release, each Lender Party covenants not to sue Company with respect to any of the aforementioned released claims.

5.           Release by Stockholders & Covenant Not to Sue.  Any stockholder that receives a Distribution (each a “Stockholder”) shall, on behalf of itself and, as applicable, any and all of its respective affiliates and subsidiaries and any and all directors, general and limited partners, members, shareholders, officers, executives, employees, principals, representatives, trustees, agents, attorneys, advisors, executors, heirs, successors and assigns, past and present of any and all of the foregoing (the “Stockholder Parties”), be deemed to have unconditionally, fully and irrevocably waived, remised, released, acquitted, satisfied and forever discharged each of the Lender Parties from and against any and all manner of rights, claims, judgments, demands, actions, causes of action, controversies, losses, obligations, contracts, covenants, agreements, promises, damages, costs, expenses and liabilities of every kind and nature whatsoever at law or in equity, suspected or claimed, known or unknown and whether or not discoverable, including but not limited to, all damages, suits of whatever kind or nature, whether asserted individually, collectively, or in a representative capacity, directly, derivatively, vicariously, indirectly, by operation of law or otherwise, whether suspected or claimed, known or unknown, which any Stockholder Party ever may have had, has at the time of receiving a Distribution or may have after receiving such Distribution, against any Lender Party arising out of or in any way relating to (i) the Lender Parties’ various equity and debt investments in Company, including, but not limited to, the amounts loaned to Company pursuant to the Loan Documents, (ii) Lender’s declaration of a default under the Loan Documents and the resulting Foreclosure on certain of Company’s assets, or any other matter related to any of the Loan Documents or the Strict Foreclosure Agreement, and (iii) DeGeorge’s service as a member of Company’s Board of Directors.  Without in any way limiting the generality of the foregoing release, each Stockholder Party is deemed to have covenanted not to sue any of the Lender Parties with respect to any of the aforementioned released claims.

6.           Due Authorization.   Each signatory hereto represents and warrants to each other signatory hereto as follows, where applicable:

(a)           it has full power and authority to execute, deliver, and perform this Release Agreement and the execution, delivery, and performance of this Release Agreement has been authorized by all necessary corporate or other action on its behalf, and this Release Agreement is a legal, valid, and binding obligation, enforceable against it in accordance with its terms;

(b)           the execution and delivery of this Release Agreement and its obligations hereunder will not conflict with, or result in any violation or default under, any provision of any governing instrument applicable to it or any agreement or other instrument to which it is a party or by which it or any of its properties are based, or any permit, franchise, judgment, decree, statute, rule, or regulation applicable to its business or properties;

(c)           other than as expressly provided for herein, no consent, approval, order or authorization of, or filing with, any federal, state or local governmental authority is required by it for the valid execution and delivery of this Release Agreement and the performance of its obligations hereunder; and

(d)           such party is the sole owner of the claims released hereby and such party has not sold, transferred, assigned, pledged, hypothecated, encumbered, suffered a lien or judgment against, or granted any third party the right to acquire any of such released claims.

7.           Miscellaneous.  (a) Entire Agreement.  This Release Agreement contains all of the terms and conditions agreed upon by the parties relating to the subject matter of this Release Agreement and supersedes all other prior agreements, negotiations, correspondence, undertakings, and communications of the parties, oral or written, respecting such subject matter.  (b) Severability.  If any provision of this Release Agreement is held illegal, invalid or unenforceable, such holding shall not affect any other provisions hereof.  In the event that any provision is held illegal, invalid, or unenforceable, such provision shall be limited so as to affect the intent of the parties to the fullest extent permitted by applicable law.  (c) Governing Law; Jurisdiction.  This Release Agreement is made in and shall be governed by and construed and interpreted in accordance with the laws of the State of Colorado, without giving effect to any conflict or choice of law provision that would result in the application of another state’s law.  Each of the parties hereto hereby submits to the non-exclusive jurisdiction of the State and Federal courts located in the City and County of Denver and the State of Colorado with respect to any action or proceeding relating to this Release Agreement. (d) Notices.  Notices, requests, consents and other communications, required or permitted hereunder, shall be in writing and shall be hand delivered or mailed by registered or certified mail, return receipt requested, addressed as follows, or to such other address as may be provided by the respective parties to this Release Agreement:

If to Borrower, to:

S. Lee Terry, Jr.,
Davis Graham & Stubbs LLP,
1550 Seventeenth Street, Suite 500
Denver, CO  80202;

If to Lender, to:

DeGeorge Holdings Three, LLC
777 South Flagler Drive, Suite 800
West Palm Beach, FL 33401.
Attention:  Lawrence F. DeGeorge

(e) Amendments.  This Release Agreement may be amended or modified only with the written consent of each signatory.  (f) Tax Effect.  The parties agree that they are solely responsible for any tax payments arising out of this Release Agreement, and acknowledge that they bear the sole risk of and liability for the tax effects of any payments made pursuant to this Release Agreement, and for any other financial consequences of this Release Agreement. (g) Counterparts.  This Release Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Release Agreement.

(signature page follows)

IN WITNESS WHEREOF, the parties hereby execute this Release Agreement, as of the date set forth below:

DEGEORGE HOLDINGS THREE, LLC

By: DEGEORGE HOLDINGS III LP

By:	/s/ Lawrence F. DeGeorge
Lawrence F. DeGeorge, President

Date: June 28, 2010

ADVANCE DISPLAY TECHNOLOGIES, INC.

By:	/s/ James P. Martindale
James P. Martindale, Executive Vice President and Chief Operating Officer